Exhibit 10.4

December 10, 2003

Kforce Inc.

1001 East Palm Drive

Tampa, FL 33605

Attention: William Sanders

Re: Termination of Offer Letter

Dear Bill:

The purpose of this letter is to confirm certain matters set forth in my Offer Letter, dated October 21, 1999 (the “Offer Letter”) and document our arrangements following the merger of Kforce and Hall Kinion (the “Merger”) pursuant to an Agreement of Plan of Merger, dated as of December 2, 2003 (the “Merger Agreement”). At the closing of the Merger, I will resign as an officer of Hall Kinion and its subsidiaries. Under the Offer Letter, I am entitled to certain benefits, as described below, at the closing of the Merger and upon termination of employment without cause.

However, we have agreed that I will remain as an employee of the merged company (the “Transition Period”) to assist in the transition, at a salary at the rate of $135,000 per annum, plus normal employee benefits. We agree that at the end of the Transition Period, which Kforce may terminate at any time upon 30 days’ notice, I will receive the benefits under my Offer Letter as if I was terminated without cause. We agree that I may terminate the Transition Period at any time upon 30 days notice commencing on the longer of (a) 90 days after the closing of the Merger or (b) June 30, 2004. We agree that my rights to the benefits set forth in this letter agreement will become irrevocable as of the closing of the Merger and will not be affected by my activities as an employee during the Transition Period. The benefits are as follows: (i) salary through the date of termination; (ii) within five business days of termination of my employment, a lump sum payment in the amount of $198,000; and (iii) title to my Chrysler 300M automobile, without any further payments by me. My options accelerate on the closing of the Merger, and the in-the-money options will be converted into Kforce stock in accordance with the Merger Agreement, and all out-of-the-money options will be automatically cancelled. Further, I will also be entitled to an all inclusive payment of $50,000 for, among other items, unused vacation, sick leave, and outplacement service.

I will also be entitled to continuing coverage or reimbursement of insurance premiums, grossed up for income tax purposes, under benefit plans applicable to Kforce or Hall Kinion for a period of 12 months following termination, so long as I do not have reasonably comparable coverage from a new employer. Kforce shall have the right to change insurance carriers and benefit plans as may be appropriate in light of future market conditions and shall have the right to purchase individual policies covering me if necessary, provided such policies provide comparable benefits. At the closing of the Merger, I will execute a mutual release in the form attached to this letter as Annex A, and my Offer Letter shall terminate and be of no further force and effect and all other arrangements with Hall Kinion (other than those contained in this letter and my vested benefits under Hall Kinion’s 401(k) Plan and the Deferred Compensation Plan) will also terminate.

Please sign a copy of this letter to confirm these agreements.

Very truly yours,

/s/ David Healey

David Healey

Acknowledged and agreed: Kforce Inc.

/s/ David L. Dunkel

By: David L. Dunkel Title: Chief Executive Officer

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ANNEX A

FORM OF MUTUAL GENERAL RELEASE

THIS MUTUAL GENERAL RELEASE (the “Release”) is effective as of             , 2004, by and between Hall, Kinion & Associates, Inc., a Delaware corporation (“HAKI”), Kforce Inc., a Florida corporation (“Kforce”), and David Healey (the “Executive”). HAKI, Kforce and the Executive are collectively referred to in this Release as the “Parties.”

BACKGROUND

HAKI and Kforce are parties to an Agreement and Plan of Merger, dated as of December 2, 2003, pursuant to which a wholly-owned subsidiary of Kforce will be merged with and into HAKI with HAKI surviving the merger and becoming a wholly-owned subsidiary of Kforce (the “Merger”). Simultaneously with the closing of the Merger, the Executive’s Offer Letter, dated October 21, 1999 (the “Offer Letter”), has been terminated pursuant to a Letter Agreement dated as of December 10, 2003 (the “Letter Agreement”). The Parties are executing this Release pursuant to the terms of the Letter Agreement.

Accordingly, in consideration of the mutual agreements set forth below, the Parties hereby agree as follows:

TERMS

1.	Mutual Release.

(a) HAKI and Kforce unconditionally and irrevocably release and forever discharge the Executive from any claims, demands, suits, debts, contracts, agreements, promises, damages, and causes of action and judgments of any kind or nature whatsoever, known or unknown, complete or incomplete, absolute or contingent, and whether arising out of the Offer Letter, common law, equity, statute, or otherwise, arising under, relating to and in connection with the employer/employee relationship of HAKI and the Executive prior to the date of this Release (“Released Claims”).

(b) The Executive unconditionally and irrevocably releases and forever discharges HAKI and Kforce from any Released Claims. The laws under which the Released Claims may arise include, but are not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code, the California Business and Professions Code, California wage Orders and/or the laws prohibiting discrimination, harassment and/or retaliation in any state in which you are employed, and any and all federal, state and local employment laws, as well as any and all common law tort or contract theories. However, the Released Claims do not include claims which by law may not be released.

(c) Notwithstanding the foregoing provisions to the contrary:

(i) The Executive does not release HAKI and Kforce from any obligations contained in this Release or for any payments owed under the Letter Agreement; and

(ii) HAKI and Kforce do not release the Executive from any obligations under this Release or the Letter Agreement or for any Released Claims involving fraud or criminal acts against HAKI and Kforce.

2. Unknown Claims. Each of the Parties acknowledges that there is a risk that subsequent to the execution of this Release, the Parties will discover, incur or suffer Released Claims which were unknown or unanticipated at the effective time of this Release, including, without limitation, unknown or unanticipated Released Claims, which if known by it on the date this Release is being executed may have materially affected the Parties’ decision to execute this Release. The Parties acknowledge and agree that by reason of the release contained in Section 1 of this Release, each of the Parties is assuming the risk of such unknown and unanticipated Released Claims and agrees that its respective release contained in this Release applies to such unknown and unanticipated Released Claims. The Parties therefore waive the effect of California Civil Code section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO RELEASED CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

3. Ownership of Claims. Each of the Parties represents and warrants to the other that it has not previously assigned or transferred, or purported to assign or transfer, to any person or entity any Released Claim, or portion of or interest in any Released Claim, and agrees to indemnify, defend, and hold the other harmless from and against any and all Released Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any Released Claims, or any portion of or interest in any Released Claim.

4. Notice. HAKI is required by law to give the Executive up to 21 days in which to consider this Release. The Executive has up to and including              to sign and return this Release as set forth below. The Executive is advised to consult an attorney regarding signing this Release. The Executive acknowledges that by signing this Release prior to the expiration of the 21 day waiting period, the Executive waives the remaining waiting period. The Executive will have an additional seven days after signing this Release to revoke an acceptance by submitting a written statement of revocation to             [name address]             . (“Revocation Period”) If the Executive does not timely revoke acceptance, then this Release will become final and effective upon the expiration of the Revocation Period. If the Executive submits a signed revocation of acceptance by mail, the mailing envelope must be postmarked no later than the submission deadline.

5.	Miscellaneous.

(a) Entire Agreement. This Release and the Letter Agreement constitute all of the agreements between the Parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Release or the Letter Agreement.

(b) Succession and Assignment. This Release shall be binding upon and inure to the benefit of the Parties named in this Release and their respective successors and permitted assigns.

(c) Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(d) Governing Law. This Release shall be governed by and construed in accordance with the domestic laws of Delaware without giving effect to any choice or conflict of law provision or

Annex A-2

rule (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

(e) Severability. Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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Annex A-3

IN WITNESS WHEREOF, the Parties have executed this Release effective as of the date first above written.

HALL, KINION & ASSOCIATES, Inc., a Delaware corporation

By:

Name:

Title:

KFORCEINC., a Florida corporation

By:

Name:

Title:

EXECUTIVE:

By:

David Healey

Annex A-4